Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271912

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 7, 2023)

PROSPECTUS

CREATD, INC.

21,133,750 Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated July 7, 2023 (the “Prospectus”) relating to the offer and sale of 21,133,750 shares of our common stock by the Selling Stockholders identified in the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prospectus because, pursuant to that certain letter agreement dated July 13, 2023 (the “Letter Agreement”), between Creatd, Inc. (the “Company”) and the respective holders of an aggregate of 9,240,000 warrants described in the Prospectus (the “Warrants”), who are named as Selling Stockholders in the Prospectus. Pursuant to the Letter Agreement, the Warrants will be exercised immediately at the exercise price of $0.025 and the Company will issue to the Selling Stockholders party to the Letter Agreement, for each Warrant held by such Selling Stockholder, two new warrants to purchase one share of the Company’s common stock, issued as of July 13, 2023, exercisable immediately, for a term of 60 months, at a price of $0.025, subject to customary adjustment provisions. The two new warrants and the shares of our common stock underlying the two new warrants are not registered pursuant to the Prospectus.

Investing in our securities involves significant risks. Please see “Risk Factors” beginning on page 14 of the Prospectus and in the documents incorporated by reference into the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 13, 2023